SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________________

Name:	UBS Enso Fund

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

51 West 52nd Street

New York, New York 10019

Telephone Number (including area code):	(212) 882-5000

Name and address of agent for service of process:

Eric B. Brotman

UBS Financial Services, Inc.

51 West 52nd Street

New York, New York 10019

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  ☒  No[ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of New York and State of New York on the 15th  day of January, 2008.

UBS Enso Fund

By:	/s/ Robert F. Aufenanger
Name:	Robert F. Aufenanger
Title:	Authorized Person